UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

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                           J NET ENTERPRISES, INC.
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             (Name of Registrant as Specified in its Charter)


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Dear Shareholder,

This is the first shareholder's letter that I will sign as Chairman of the Board and with Bill Priest as Chief Executive Officer. As you are aware, J Net Enterprises acquired Epoch Investment Partners on June 2, 2004. The technical treatment of this transaction has been fully described to you in our SEC filings. I wanted to join in this letter to you with Bill who became Chief Executive Officer of J Net soon after the acquisition. It has been a great pleasure for me to get to know Bill through the due diligence and acquisition period and to meet the great team of investment professionals with whom he associated to form Epoch. It has been my consistently held goal to find an acquisition that created a great opportunity for all shareholders of J Net to regain shareholder value. I believe that the Epoch team is the group that can achieve this goal. My contact with them since the acquisition where I have observed their dedication and professionalism in building a high-level base for the investment management business confirms our pre-acquisition judgments. This team has shareholder interest at heart since they are major owners of the business. Bill will give you his vision of growing the business in his segment of this letter. Finally, I would like to thank all of our shareholders, large and small, for their support and patience while we worked to get J Net back on the track of creating shareholder value. Bill will now present his portion of the letter.

At the time of this writing, October 28, 2004, I am pleased to report that within six months of Epoch Investment Partners formation and acquisition by J Net Enterprises, 98% percent of the clients and over 99% of the assets under the management of Epoch Investment Partners, Inc. have been transferred to the new, integrated firm. Assets under management (AUM) totaled $908 million as of September 30, 2004. A team of 24 people has been assembled to invest and service client assets. Most important, performance results for clients in 2004 to date have been exceptionally strong.

Epoch Investment Partners was founded on the belief that a significant change in both the drivers of investment returns and the structure of investment management firms has begun.
Following almost 20 years of expanding P/E ratios, interest rates are poised to begin rising, thereby eliminating P/E ratios as the major driver of total equity returns as they were in the1980-2000 period. Free cash flow and its intelligent use for shareholder value creation will replace earnings as the dominant explanatory variable of investment returns in our view. In addition, dividend yield will regain its historical role as a significant contributor to total return. Our investment process incorporates these assertions.

Whereas clarity of investment processes has always been relevant to investors, a similar demand will be made of an investment firm's business practices. In view of the events that have occurred since the turn of this century reflecting inadequate institutional oversight at the corporate, accounting, and regulatory levels, greater transparency of conduct and business processes is demanded. As a result, we elected to become a public company with all of its rigorous disclosure requirements. Transparency inures to our clients' benefit. There can be no greater transparency requirement than that of being public.

We are a well capitalized and stable firm composed of experienced people. Although experience does not guarantee achievement, it significantly improves the likelihood that we can execute successfully on behalf of our clients. We have used our capital to establish a presence of substance in terms of experienced investment staff and client service professionals. Our systems are state of the art and reflect "best practice" standards. Nearly all employees are or will soon be shareholders of the firm. Employees and Directors own 56% of our Company. Broad employee ownership and a strong code of ethics constitute the shared values of the firm in the pursuit of meeting the goals and objectives of our clients.

We look forward to working with you, our fellow shareholders, to build an investment firm of substance of which all of us can be proud.

Sincerely,

/s/  Allan R. Tessler                   /s/  William W. Priest

Allan R. Tessler                        William W. Priest
Chairman of the Board                   Chief Executive Officer